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                                                                    Exhibit 99.1

KOSS
NEWS RELEASE
Koss Corporation                            CONTACT: Michael J. Koss
4129 N. Port Washington Ave.                         President and CEO
Milwaukee, Wisconsin  53212                          414-964-5000
                                                     email: mjkoss@koss.com


                    **********FOR IMMEDIATE RELEASE**********

July 25, 2001

             KOSS TO PAY DIVIDEND AND INCREASE STOCK BUYBACK PROGRAM

MILWAUKEE, WISCONSIN: Koss Corporation (NASDAQ SYMBOL:KOSS), the U.S. based leader in high-fidelity stereophones, has announced that it would begin to pay a quarterly cash dividend to its shareholders. The news follows an announcement by the Company last week that it had recorded record sales of its stereophone product line, record net income and record earnings per share of $2.55 for its fiscal year ending June 30, 2001. The quarterly dividend will be $0.25 per share payable on October 15, 2001 to shareholders of record on September 30, 2001.

"This is the first time we have paid a dividend to shareholders since 1983," Michael J. Koss, President and CEO, said here today. "We anticipate the ability to continue paying a quarterly dividend in future years but caution investors not to expect any annual increase in the current rates in the foreseeable future."

Koss went on to explain that capital deployment on new products, new product lines, the repurchase of undervalued shares of its stock, and potential long term acquisitions, are all factors which will impact the Company's decision as to whether to continue to pay quarterly dividends and the amount of future dividend payments. Koss further noted that although the Company has expressed its intention to continue to pay cash dividends for future quarters, there can be no assurance that the Company will continue to pay dividends. The future payment of dividends, and the amount of such dividends if any are paid, is within the sole and exclusive discretion of the Board of Directors. Future payment of any dividends by the Company will depend upon numerous factors, including the profitability of the Company, capital requirements, operational costs, business opportunities, tax considerations, general economic conditions, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, restrictions in any then-existing credit agreements, and other factors that the Board of Directors may deem relevant.

The Company has also announced that its Board of Directors has approved the use of an additional three million dollars to repurchase undervalued shares of the company stock.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains statements as to the Company's intention to pay quarterly cash dividends in the future. These statements constitute "Forward-looking statements" which are subject to many uncertainties in the Company's operations and business environment. Some of these uncertainties are identified above in this release. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such


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uncertainties and other operational matters are discussed further in the
Company's quarterly and annual filings with the Securities and Exchange Commission.

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